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                                                                    EXHIBIT 4.13
                           INFINITY INVESTORS LIMITED

                                  April 1, 2002

Edge Technology Group, Inc.


          Re: Proposed conversion of Promissory Note held by Infinity Investors Limited ("IIL") in the principal amount of $219,000 (the "Note") issued by Edge Technology Group, Inc. ("Company") into 397,637 shares of common stock, par value $0.01 (the "Shares") of the Company

Board of Directors:

     IIL proposes to convert its Note, the approximate outstanding principal and interest of which is approximately $258,464.03, into 397,637 Shares (a rate of $0.65 per share). Such Shares are being issued to and acquired by IIL under the conditions and upon the representations contained in this letter agreement (the "Letter Agreement").

     The Company hereby issues and delivers to IIL, and IIL hereby accepts from the Company 397,637 Shares of the Company in consideration for the cancellation of the Company's obligations under the Note, including its obligation to pay IIL approximately $258,464.03 (all of the principal and interest owing thereunder). ILL shall cancel and deliver the Note on the date that the stock certificates representing the Shares have been issued to IIL.

     IIL hereby represents and warrant to the Company that:

     (a) The Shares will be held by IIL subject to all applicable provisions of the federal and state securities laws and the rules and regulations of the Securities and Exchange Commission.

     (b) IIL understands that ownership of the Shares involves substantial risk. IIL acknowledges that IIL has evaluated such risk and has determined that the Shares are a suitable investment. IIL considers itself sophisticated in financial and business matters and is capable of evaluating the merits and risks of an investment of this type and of protecting its own interests in connection with this transaction.

     (c) IIL understands that the Shares shall bear a restrictive legend which prohibits the holder from freely transferring the Shares and that the Shares will only be transferable if an exemption from the securities laws is available for such transfer.

     (d) IIL represents that it is an "accredited investor" as such term is defined in Rule 501(a) of the Act, because of Section (a)(8) which states that an "accredited

Representation Letter - Page 1

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          investor" includes "an entity in which all of the equity owners are accredited investors."

     (e) IIL understands that the Company is relying on the accuracy of the representations made herein and, but for the existence of this letter, the Company would not issue the Shares.

     (f) IIL or its representatives have been provided access to business and financial information regarding the Company and have had the opportunity to discuss such information with its advisors to enable IIL to make an informed investment decision regarding the conversion of the Note into the Shares.

     Miscellaneous

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     (b) This Agreement represents the entire agreement between the parties with respect to the transaction described herein and, except as provided herein, supersedes all previous negotiations, commitments and writings with respect to such transaction.

     (c) The Company's obligations and agreements contained herein are subject to the Company's receipt of the Waiver attached hereto as Exhibit A
                                                                    ---------
          executed by all parties thereto.

Dated March 31, 2002

                                           INFINITY INVESTORS LIMITED

                                           By:  /s/ James Loughran
                                              ----------------------------
                                                James Loughran, Director

ACKNOWLEDGED AND AGREED:

EDGE TECHNOLOGY GROUP, INC.

By:      /s/ David N. Pilotte
   -----------------------------------------
Name:    David N. Pilotte
     ---------------------------------------
Title:   Executive Vice President and
      --------------------------------------
         Chief Financial Officer
--------------------------------------------

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